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                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.

         We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the August 13, 1997 Executive Employment Agreement of our reports dated June 26, 1998, relating to the consolidated balance sheets of SpeedFam International, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended May 31, 1998, and the related schedule, and the consolidated balance sheets of SpeedFam Co., Ltd. and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which reports appear in the May 31, 1998 Annual Report on Form 10-K of SpeedFam International, Inc.

                                    KPMG LLP

Chicago, Illinois
April 8, 1999